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                                                                      EXHIBIT 12

                       LORAL SPACE & COMMUNICATIONS LTD.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                  AND RATIO OF EARNINGS TO COVER FIXED CHARGES
                         (in thousands, except ratios)
                                  (Unaudited)

                                                               YEARS ENDED         NINE MONTHS
                                                               DECEMBER 31,           ENDED
                                                           --------------------    DECEMBER 31,
                                                             1998        1997          1996
                                                           --------    --------    ------------
Earnings:
  Income (loss) before income taxes, equity in net loss
     of affiliates and minority interest.................  $(25,628)   $126,982      $16,498
  Plus fixed charges:
     Interest expense....................................   111,334      37,871        6,000
     Interest component of rent expense(1)...............     6,600       4,400
  Less capitalized interest..............................    60,125      22,641
                                                           --------    --------      -------
Earnings available to cover fixed charges................  $ 32,181    $146,612      $22,498
                                                           ========    ========      =======
Fixed charges(2).........................................  $172,619    $ 78,568      $ 6,000
                                                           ========    ========      =======
Deficiency of earnings to cover fixed charges............  $140,438
                                                           ========
Ratio of earnings to cover fixed charges.................                   1.9x         3.7x
                                                                       ========      =======
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(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(2) Fixed charges include preferred dividends as adjusted for the Company's effective tax rate.